EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-265709) and related proxy statement/prospectus of Intercontinental Exchange, Inc. relating to the proposed transaction between Intercontinental Exchange, Inc. and Black Knight, Inc., and to the incorporation by reference therein of our reports dated February 2, 2023, with respect to the consolidated financial statements of Intercontinental Exchange, Inc. and the effectiveness of internal control over financial reporting of Intercontinental Exchange, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 15, 2023